Exhibit 99.1

        G&K Services Reports Fiscal 2004 First Quarter Results

     MINNEAPOLIS--(BUSINESS WIRE)--Oct. 28, 2003--G&K Services, Inc. (Nasdaq:GKSRA), today reported revenue for the first quarter ended September 27, 2003, of $178.6 million, up 5.2 percent over the $169.8 million reported in the first fiscal quarter last year. Earnings per diluted share totaled $0.39 for the quarter compared to $0.47 during the prior-year period. First quarter earnings increased sequentially compared to $0.37 of earnings per share reported in the fourth quarter of fiscal 2003.
     "Our first quarter results were consistent with our expectations and reflect the impact of a number of growth and operational initiatives we have been pursuing over the past year," said Thomas Moberly, G&K's chief executive officer. "While we are working hard to improve our organic industrial rental growth rate, it remains our number one challenge considering the difficult overall business environment. We are encouraged by recent government reports regarding economic and employment growth. While we are still experiencing a net loss of uniform wearers, the net loss diminished as we proceeded through the first quarter."
     First quarter revenue from G&K's rental business increased to $173.3 million, up 4.7 percent over the prior-year period. The company's organic industrial rental growth rate was approximately negative 1.5 percent in the first quarter. The organic industrial rental growth is calculated using industrial rental revenue adjusted for foreign currency exchange rate differences and revenue from newly acquired locations compared to prior-period results. Direct sale revenue increased to $5.3 million, up 22.5 percent for the quarter.
     Gross margin from rental operations for the quarter was 36.6 percent compared to 36.3 percent in the most recently reported fourth quarter and 38.7 percent in the prior-year quarter. The increase compared to the fourth quarter reflects improved delivery costs and lower energy costs. The decrease compared to the prior year reflects higher energy costs, acquisition integration and plant consolidation expenses, employee benefit costs and lost margin from lower employment levels within our customer base. Gross margin from direct sales was
19.2 percent compared to 19.5 percent in the prior-year period. Selling, general and administrative expenses were 21.6 percent of consolidated revenue, consistent with the same period last year.
     "We continued to build upon our key growth and operational metrics during the quarter," said Richard Marcantonio, G&K's president and chief operating officer. "From a growth perspective, we continue to drive greater penetration of products and services into our existing customers and expand our customer base through increased new account sales productivity. Operationally, we have concentrated on greater productivity in our plants, merchandise cost controls, distribution efficiency and prudent general expense control. Overall, these actions will continue to generate positive earnings momentum in future quarters."
     The company reported substantial cash flow for the quarter. Cash flows from operations totaled $27.6 million, up 31.1 percent over the prior year. Free cash flow, which is cash provided by operating activities less capital expenditures, was $24.0 million for the quarter compared to $12.1 million during the prior-year period, an increase of 98.4 percent. Cash flow is strong due to effective working capital management and prudent capital spending, which strengthens our ability to fund growth initiatives. Capital expenditures for the quarter were $3.6 million compared to $9.0 million in the prior-year period.
     "Current business conditions remain difficult; however, I'm pleased with the focus of the company in mitigating the impact of shrinking employment and positioning the company to deliver sequential earnings growth," said Marcantonio. "As our margins begin to show consistent signs of improvement, we will focus more aggressively on enhancing our organic revenue growth rate."

     Outlook

     The company expects fiscal 2004 second quarter revenue to be in the range of $180.0 million to $183.0 million and earnings per share to be between $0.40 and $0.42.
     As previously reported, the company changed the classification of certain customer billings. The changes, which did not impact current or historical net income or stockholders' equity, were related to the income statement reclassification of customer billings for lost and damaged merchandise. These billings, which previously were recorded as a reduction of cost of rental operations, are now recorded as rental revenue. This accounting classification is more consistent with recent accounting pronouncements regarding revenue recognition and is also consistent with the treatment used by other large companies in the uniform rental industry. The result of this change increased rental revenue by $15.8 million in the first quarter and $13.5 million in the prior-year quarter. All previously reported amounts have been reclassified for comparability.
     The company will conduct a conference call today beginning at 10:00 a.m. Central Time. The call will be webcast and can be accessed through the website www.gkservices.com (on the Investor Relations page, click on the webcast icon and follow the instructions). A replay of the call will be available through November 25, 2003.

     Safe Harbor for Forward-Looking Statements

     The Private Securities Litigation Reform Act of 1995 (the "Act") provides companies with a "safe harbor" when making forward-looking statements as a way of encouraging them to furnish their shareholders with information regarding expected trends in their operating results, anticipated business developments and other prospective information. Statements made in this press release concerning our intentions, expectations or predictions about future results or events are "forward-looking statements" within the meaning of the Act. These statements reflect our current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which could be material and adverse. Given that circumstances may change, and new risks to the business may emerge from time to time, having the potential to negatively impact our business in ways we could not anticipate at the time of making a forward-looking statement, you are cautioned not to place undue reliance on these statements, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
     Some of the factors that could cause actual results or events to vary from stated expectations include, but are not limited to, the following: unforeseen operating risks; the effects of overall economic conditions and employment; fluctuations in costs of insurance and energy; acquisition integration costs; the performance of acquired businesses; preservation of positive labor relationships; competition, including pricing, within the corporate identity apparel and facility services industry; and the availability of capital to finance planned growth. Additional information concerning potential factors that could affect future financial results is included in our Annual Report on Form 10-K for the fiscal year ended June 28, 2003.

     About G&K Services, Inc.

     Headquartered in Minneapolis, Minnesota, G&K Services, Inc. is a market leader in corporate identity apparel programs and facility services in the United States, and is the largest such provider in Canada. G&K operates over 130 processing facilities and branch offices, serving more than 160,000 customers.


                CONSOLIDATED STATEMENTS OF OPERATIONS
                 G&K Services, Inc. and Subsidiaries
                             (Unaudited)

                                          For the Three Months Ended
                                         -----------------------------
(U.S. dollars, in thousands, except per   September 27,  September 28,
 share data)                                 2003           2002
----------------------------------------------------------------------
Revenues
  Rental operations (footnote 1)             $173,280       $165,451
  Direct sales                                  5,323          4,347
----------------------------------------------------------------------
     Total revenues                           178,603        169,798
----------------------------------------------------------------------
Operating Expenses
  Cost of rental operations                   109,845        101,470
  Cost of direct sales                          4,301          3,501
  Selling and administrative                   38,533         36,655
  Depreciation and amortization                 9,690          9,019
----------------------------------------------------------------------
     Total operating expenses                 162,369        150,645
----------------------------------------------------------------------
Income from Operations                         16,234         19,153
  Interest expense                              3,155          3,261
----------------------------------------------------------------------
Income before Income Taxes                     13,079         15,892
  Provision for income taxes                    4,970          6,198
----------------------------------------------------------------------
Net Income                                     $8,109         $9,694
----------------------------------------------------------------------
  Basic weighted average number
  of shares outstanding                        20,610         20,545
Basic Earnings per Common Share                 $0.39          $0.47
----------------------------------------------------------------------
  Diluted weighted average number
  of shares outstanding                        20,728         20,686
Diluted Earnings per Common Share               $0.39          $0.47
----------------------------------------------------------------------

Dividends per share                             $0.0175        $0.0175

Footnote 1: Revenue Recognition
During the third quarter, the company changed its income statement classification of customer billings for lost and damaged merchandise to a more preferable method of reporting. These billings, which previously were recorded as a reduction of cost of rental operations, are now recorded as rental revenue. This accounting classification is more consistent with recent accounting pronouncements regarding revenue recognition and is also consistent with the treatment used by other large companies in the uniform rental industry. This change increased rental revenue by $15,813 in the current quarter and $13,545 in the prior-year quarter. This reclassification did not impact current or historical net income or stockholders' equity.


                CONSOLIDATED CONDENSED BALANCE SHEETS
                 G&K Services, Inc. and Subsidiaries
                                               September 27,
                                                   2003      June 28,
(U.S. dollars, in thousands)                    (Unaudited)    2003
----------------------------------------------------------------------
ASSETS
Current Assets
  Cash and cash equivalents                         $14,027   $11,504
  Accounts receivable, net                           70,456    69,839
  Inventories                                        92,988    95,853
  Prepaid expenses                                   10,510    14,848
----------------------------------------------------------------------
         Total current assets                       187,981   192,044
----------------------------------------------------------------------

Property, Plant and Equipment, net                  246,483   250,757
Other Assets                                        336,066   336,005
----------------------------------------------------------------------
                                                   $770,530  $778,806
----------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Accounts payable                                  $20,177   $20,228
  Accrued expenses                                   72,084    68,679
  Deferred income taxes                              13,444    13,459
  Current maturities of long-term debt               22,337    14,430
----------------------------------------------------------------------
         Total current liabilities                  128,042   116,796
----------------------------------------------------------------------

Long-Term Debt, net of current maturities           207,066   236,731
Deferred Income Taxes                                29,374    28,667
Other Noncurrent Liabilities                         17,349    16,343
Stockholders' Equity                                388,699   380,269
----------------------------------------------------------------------
                                                   $770,530  $778,806
----------------------------------------------------------------------


           CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                 G&K Services, Inc. and Subsidiaries
                             (Unaudited)
                                           For the Three Months Ended
                                           ---------------------------
                                           September 27, September 28,
(U.S. dollars, in thousands)                   2003          2002
----------------------------------------------------------------------
Operating Activities:
  Net income                                     $8,109        $9,694
  Adjustments to reconcile net income to
   net cash provided by operating
   activities -
  Depreciation and amortization                   9,690         9,019
  Deferred income taxes                             465          (410)
  Amortization of deferred compensation -
   restricted stock                                 232           272
  Changes in current operating items,
   exclusive of acquisitions                      9,385         2,635
  Other, net                                       (272)         (146)
----------------------------------------------------------------------
Net cash provided by operating activities        27,609        21,064
----------------------------------------------------------------------
Investing Activities:
  Property, plant and equipment additions,
   net                                           (3,621)       (8,976)
  Acquisition of business assets and other         (539)      (10,772)
----------------------------------------------------------------------
Net cash used for investing activities           (4,160)      (19,748)
----------------------------------------------------------------------
Financing Activities:
  Proceeds from debt financing                    8,409        22,105
  Repayments of debt financing                  (29,569)      (23,293)
  Cash dividends paid                              (363)         (363)
  Sale of common stock                              423           192
----------------------------------------------------------------------
Net cash used for financing activities          (21,100)       (1,359)
----------------------------------------------------------------------
Increase (Decrease) in Cash and Cash
 Equivalents                                      2,349           (43)
Effect of Exchange Rates on Cash                    174            61

Cash and Cash Equivalents:
  Beginning of period                            11,504         9,986
----------------------------------------------------------------------
  End of period                                 $14,027       $10,004
----------------------------------------------------------------------


    CONTACT: G&K Services, Inc., Minneapolis
             Jeffrey L. Wright, 952-912-5500
             or
             Glenn L. Stolt, 952-912-5500